NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
ANNOUNCES COMPLETION OF SALE OF
LANTANA PROPERTY

AUSTIN, TX, April 26, 2006 - Stratus Properties Inc. (NASDAQ: STRS) announced today the completion of the sale of 58 acres at its Lantana property to Advanced Micro Devices, Inc. (“AMD”) for total consideration of approximately $21.25 million. Stratus intends to use the net proceeds from the sale to reduce debt. In addition to the sale of the 58-acre tract, Stratus granted AMD three independent options to purchase three additional tracts at Lantana (approximately 100 acres in the aggregate) with terms ranging from two to five years.

William H. Armstrong III, Chairman of the Board, President and Chief Executive Officer stated “We welcome AMD to our Lantana community and look forward to the opening of their new campus. This sale is reflective of our consistent commitment to create value for our shareholders by securing and maintaining development entitlements for high-quality real estate projects on our properties.”

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.
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A copy of this press release and additional information about our company are available on our website at http://www.stratusproperties.com.

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